Exhibit 99.1

Assured Guaranty Ltd.
30 Woodbourne Avenue, 5th Floor
Hamilton HM 08
Bermuda
t. 441.299.9375
www.assuredguaranty.com

Press Release

Assured Guaranty Ltd. Reports Second Quarter 2006 Net Income of $44.5 Million

Hamilton, Bermuda, August 3, 2006 — Assured Guaranty Ltd. (NYSE: AGO) (“Assured Guaranty” or the “Company”) reported net income for the quarter ended June 30, 2006 of $44.5 million, or $0.60 per diluted share, compared with net income of $66.8 million, or $0.90 per diluted share, for the second quarter of 2005.  Operating income, a non-GAAP financial measure, was $41.0 million for the quarter, or $0.55 per diluted share, compared with $75.2 million, or $1.02 per diluted share, reported for the prior year period.  See “Explanation of Non-GAAP Financial Measures” below.

Second quarter 2006 net income and operating income declined from the prior year period principally due to after-tax income that was recognized in the second quarter of 2005 of $41.4 million, or $0.56 per diluted share, from the CFS-Related Securities Fraud Litigation settlement (“CFS Settlement”).  During the second quarter of 2006, the Company recorded after-tax income of $6.6 million, or $0.09 per diluted share, in loss salvage recoveries in its other segment.

Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd., commented, “Our second quarter 2006 new business results are a further indicator of the progress we are making in our direct financial guaranty franchise.  We were also pleased by Moody’s decision to raise Assured Guaranty Corp.’s rating outlook to Positive, which we view as a major acknowledgement of our continuing success.”

To assist analysts and investors in evaluating Assured Guaranty’s financial results, this press release references several non-GAAP financial measures.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of this press release.  In each case, if available, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured Guaranty management, analysts and investors evaluate Assured Guaranty’s financial results and is comparable to the earnings per share estimates published by analysts in their research reports on Assured Guaranty.  The non-GAAP financial measures included in this press release are: operating income, present value of financial guaranty and mortgage guaranty gross written premiums (PVP), net present value of estimated future installment premiums in force, and adjusted book value.

Analysis of Net Income
($ in millions)

	2Q-06	2Q-05	% Change
Net income	$44.5	$66.8	(33)%
Less: After-tax realized (losses) gains on investments	(0.8)	1.2	NMF
Less: After-tax unrealized gains (losses) on derivatives	4.3	(9.7)	NMF
Operating income	$41.0	$75.2	(45)%

Weighted average shares outstanding (in millions):
Basic	73.6	73.8	(0.3)%
Diluted	74.4	74.1	0.4%

Per Diluted Share

	2Q-06	2Q-05	% Change
Net income	$0.60	$0.90	(33)%
Less: After-tax realized (losses) gains on investments	(0.01)	0.02	NMF
Less: After-tax unrealized gains (losses) on derivatives	0.06	(0.13)	NMF
Operating income	$0.55	$1.02	(46)%

New Business Production:

Analysis of Present Value of Financial Guaranty and Mortgage Guaranty
Gross Written Premiums (PVP)
($ in millions)

	2Q-06	2Q-05	% Change
Gross written premiums (GWP) analysis:
Present value of financial guaranty & mortgage guaranty GWP (PVP)(1)
Financial guaranty direct	$98.8	$22.7	335%
Financial guaranty reinsurance	49.6	35.2	41%
Mortgage guaranty	—	—	—
Total PVP	148.4	57.9	156%
Less: Installment premium PVP	70.8	38.3	85%
Upfront financial guaranty & mortgage guaranty GWP	77.6	19.6	296%
Less: Upfront premium due to FSA Transaction	—	18.4	NMF
Plus: Installment GWP	33.8	29.8	13%
Financial guaranty & mortgage guaranty GWP	111.4	31.0	259%
Plus: Other segment GWP	0.1	9.5	(99)%
Total gross written premiums	$111.5	$40.5	175%

1. Due to reporting lags by our ceding companies, PVP in 2006 for treaty reinsurance installment premiums from our financial guaranty reinsurance segment is reported on a one-quarter lag.  In 2005, PVP for both treaty and facultative reinsurance installment premiums from our financial guaranty reinsurance segment is reported on a one-quarter lag.

New business production as measured by PVP, a non-GAAP financial measure, totaled $148.4 million in the second quarter of 2006, an increase of 156% from $57.9 million in the second quarter of 2005.  The financial guaranty direct segment generated $98.8 million of PVP, a 335% increase over second quarter 2005 PVP of $22.7 million, reflecting growth in all of our markets.  Financial guaranty reinsurance PVP in the second quarter of 2006 was $49.6 million, an increase of 41% from $35.2 million in the second quarter of 2005 due to stronger U.S. public finance and international production as well as an increase in large premium transactions compared to the prior quarter.

Income Statement Highlights:

Net Written Premiums by Segment
($ in millions)

	2Q-06	2Q-05	% Change
Financial guaranty direct	$67.8	$20.4	232%
Financial guaranty reinsurance	41.3	8.0	416%
Mortgage guaranty	1.2	1.9	(37)%
Total financial guaranty	110.3	30.2	265%
Other	—	—	—
Total	$110.3	$30.2	265%

Net written premiums in the second quarter of 2006 were $110.3 million, up 265% from $30.2 million reported in the second quarter of 2005, due to higher financial guaranty direct and reinsurance net written premiums in the current quarter and the effect of the novation of Financial Security Assurance Inc.’s reinsurance book from Assured Guaranty Corp. to Assured Guaranty Re. Ltd. (“FSA Transaction”) in the second quarter of 2005, which reduced net written premiums by $18.4 million in that period.  Net written premiums in the financial guaranty direct segment were $67.8 million, up 232% over the $20.4 million reported in the prior year period, reflecting higher levels of upfront premiums, principally in our international operations.  Second quarter 2006 financial guaranty reinsurance net written premiums were $41.3 million, an increase of 416% over the second quarter of 2005, reflecting an increase in large up-front premium deals compared to the prior quarter as well as second quarter 2005 net premium cessions of $18.4 million related to the FSA Transaction.   Mortgage guaranty net written premiums were $1.2 million compared to $1.9 million in the prior year period, reflecting the reduction of in-force business in this segment.

Net Earned Premiums by Segment
($ in millions)

	2Q-06	2Q-05	% Change
Financial guaranty direct	$21.2	$16.0	33%
Financial guaranty reinsurance	23.1	27.2	(15)%
Mortgage guaranty	3.7	5.1	(27)%
Total financial guaranty	48.2	48.3	(0.2)%
Other	—	—	—
Total	$48.2	$48.3	(0.2)%

Net earned premiums in the second quarter of 2006 were $48.2 million, which was relatively flat compared to the $48.3 million reported in the second quarter of 2005, which included higher net earned premiums from refundings than reported in the current quarter.  Financial guaranty direct net earned premiums in the second quarter of 2006 were $21.2 million, an increase of 33% compared to $16.0 million in the second quarter of 2005, due to the growth of this segment’s in-force book of business over the last year.    Financial guaranty reinsurance net earned premiums were $23.1 million in the second quarter of 2006 compared to $27.2 million reported in the second quarter of 2005, reflecting lower refunding-related net earned premiums in the current quarter and changes in the mix of in-force business.  Municipal bond refunding net earned premiums, which are reported on a one-quarter lag, were $1.7 million ($0.01 per diluted share) in the second quarter of 2006 compared with $3.6 million ($0.02 per diluted share) in the second quarter of 2005.  Mortgage guaranty net earned premiums in the second quarter of 2006 declined to $3.7 million from $5.1 million in the second quarter of 2005, primarily due to the run-off of this segment’s in-force book of business.

Underwriting Results by Segment
($ in millions)

	2Q-06	2Q-05	% Change
Financial guaranty direct	$9.4	$(0.1)	NMF
Financial guaranty reinsurance	4.6	74.8	(94)%
Mortgage guaranty	2.0	3.2	(38)%
Total financial guaranty	16.0	77.9	(79)%
Other	10.1	—	NMF
Total	$26.1	$77.9	(67)%

Assured Guaranty reported a consolidated underwriting gain of $26.1 million in the second quarter of 2006 compared to an underwriting gain of $77.9 million in the second quarter of 2005, which included $63.7 million in loss reserve recoveries from the CFS Settlement.  The second quarter of 2006 underwriting gain also included a benefit of $10.1 million due to a loss salvage recovery from a litigation settlement.  Excluding these items from each respective period, second quarter 2006 underwriting gain rose 13% from the prior year period.

The underwriting gain for the financial guaranty direct segment increased to $9.4 million in the second quarter of 2006 compared to an underwriting loss of $0.1 million in the second quarter of 2005.  This improvement was the result of growth in earned premiums in the current quarter and favorable case loss expenses compared to the second quarter of 2005, which included a $4.5 million case loss reserve for a sub-prime mortgage transaction.  The underwriting gain for the financial guaranty reinsurance segment was $4.6 million in the second quarter of 2006, down from an underwriting gain of $74.8 million in the second quarter of 2005, which included a $63.7 million recovery from the CFS Settlement.  Reinsurance underwriting results for the second quarter of 2006 declined due to lower net earned premiums and loss adjustment expense reserves for a large European infrastructure transaction that experienced credit deterioration during the quarter.  The mortgage guaranty segment’s underwriting results in the second quarter of 2006 were $2.0 million, down from $3.2 million in the second quarter of 2005 reflecting the decline of in-force business.  The other segment generated an underwriting gain of $10.1 million in the second quarter of 2006 as a result of the previously mentioned loss salvage recovery.

Shareholders’ Equity Highlights:

(amounts in millions except per share data)

	As of
	June 30, 2006	December 31, 2005
Book value	$1,682.8	$1,661.5
Net UPR less DAC—after-tax[1]	330.0	283.5
Net present value of estimated future installment premiums in force—after tax[2]	365.9	327.3
Adjusted book value	$2,378.7	$2,272.3

Shares outstanding at the end of period (in millions)	73.2	74.8

Book value per share outstanding:
Book value	$22.98	$22.22
Net UPR less DAC—after-tax[1]	4.51	3.79
Net present value of estimated future installment premiums in force—after tax[2]	5.00	4.38
Adjusted book value	$32.48	$30.39

1.                 Unearned premium reserve (UPR) less pre-paid reinsurance premiums and deferred acquisition costs (DAC), all after-tax.

2.                 Due to reporting lag by our ceding companies, the present value of estimated treaty reinsurance installment premiums in force in our reinsurance segment is reported on a one-quarter lag effective the first quarter of 2006.  In prior periods, the present value of estimated treaty and facultative reinsurance premiums in force in our reinsurance segment were reported on a one-quarter lag.

At June 30, 2006, Assured Guaranty’s book value per share was $22.98, a 3% increase over the book value of $22.22 reported at December 31, 2005, reflecting 10% growth in retained earnings that was offset by a $40.8 million decrease in accumulated other comprehensive income principally due to the increase in market interest rates during the period.  Adjusted book value per share, a non-GAAP financial measure, at June 30, 2006 was $32.48, up 7% from December 31, 2005, reflecting growth in book value and the Company’s in-force book of business, slightly offset by a decline in accumulated other comprehensive income due to the increase in market interest rates during the period.

Dividend: Earlier today, Assured Guaranty’s Board of Directors declared a regular quarterly dividend of U.S. $0.035 per common share.  The dividend is payable on September 19, 2006 to shareholders of record at the close of business on August 17, 2006.

Investor Conference Call:  Assured Guaranty will host a conference call for investors at 8:30 a.m. ET (9:30 a.m. AT) on Friday, August 4, 2006.  The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com/investor/default.aspx or by dialing 1-800-561-2718 (in the U.S.) or 1-617-614-3525 (International), passcode 60607520.  A replay of the call will be available through September 4, 2006.  To listen to the replay dial: 1-888-286-8010 (in the U.S.) or 1-617-801-6888 (International), passcode 36819807.

Please refer to Assured Guaranty Ltd.’s Second Quarter 2006 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section defines non-GAAP financial measures presented in this press release and describes why they are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.  We believe operating income is a useful measure for management, equity analysts and investors because the presentation of operating income enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.  We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for net income determined in accordance with GAAP.

Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders’ equity (book value) plus the after-tax value of the financial guaranty and mortgage guaranty unearned premium reserve net of prepaid reinsurance premiums and deferred acquisition costs plus the net present value of estimated future installment premiums in force, less future ceding commissions, after-tax, discounted at 6%.  We believe adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in-force premiums and capital base. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future financial guaranty and mortgage guaranty installment premiums from our in-force book of business, net of reinsurance and discounted at 6%.    We believe net present value of estimated future installment premiums in force is a useful measure for management, equity analysts and investors because it permits an evaluation of the value of future estimated installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, or other factors.  There is no comparable GAAP financial measure.

Present value of financial guaranty and mortgage guaranty gross written premiums or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on contracts written in the current period, discounted at 6% per year.   We believe PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for Assured Guaranty by taking into account the value of estimated future installment premiums on new contracts underwritten in a reporting period, which GAAP gross premiums written does not adequately measure.  Actual future net earned or written premiums may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

For adjusted book value, net present value of estimated future installment premiums in force and present value of financial guaranty and mortgage guaranty gross written premiums or PVP we use 6% as the present value discount rate because it is the approximate taxable equivalent yield on our investment portfolio for the periods presented.

Assured Guaranty Ltd.
Consolidated Income Statements

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(dollars in millions)
Revenues
Gross written premiums	$111.5	$40.5	$166.9	$118.6
Net written premiums	110.3	30.2	161.1	106.6

Net earned premiums	48.2	48.3	96.2	96.4

Net investment income	27.3	23.7	53.5	46.8
Other income	—	(0.2)	—	0.1
Total revenues	$75.5	$71.8	$149.7	$143.3

Expenses
Loss and loss adjustment expenses	(6.5)	(59.1)	(6.9)	(68.5)
Profit commission expense	1.7	3.3	3.0	4.3
Acquisition costs	11.3	11.7	22.1	21.9
Other operating expenses	15.6	14.5	32.8	29.0
Other expenses	4.1	5.9	8.0	9.2
Total expenses	$26.2	$(23.7)	$59.0	$(4.1)

Income before provision for income taxes	49.3	95.5	90.7	147.4

Total provision for income taxes	8.3	20.3	14.0	30.8

Operating income *	$41.0	$75.2	$76.7	$116.6

After-tax realized (losses) gains on investments	(0.8)	1.2	(1.4)	2.7
After-tax unrealized gains (losses) on derivatives	4.3	(9.7)	4.2	(8.1)

Net income	$44.5	$66.8	$79.4	$111.1

*                    Net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.

Assured Guaranty Ltd.
Consolidated Balance Sheets

	As of:
	June 30, 2006	December 31, 2005
	(dollars in millions)

Assets
Fixed maturity securities, at fair value	$2,069.2	$2,134.0
Short-term investments, at cost which approximates fair value	170.7	115.8
Total investments	2,239.9	2,249.8

Cash and cash equivalents	29.2	6.2
Accrued investment income	22.7	22.7
Deferred acquisition costs	205.3	193.4
Prepaid reinsurance premiums	12.4	12.5
Reinsurance recoverable on ceded losses	11.3	12.4
Premiums receivable	42.2	33.0
Goodwill	85.4	85.4
Unrealized gains on derivative financial instruments	52.3	53.0
Current income taxes receivable	7.6	3.0
Receivables for securities sold	9.7	1.0
Other assets	17.4	16.7
Total assets	$2,735.4	$2,689.1

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$601.9	$537.1
Reserves for losses and loss adjustment expenses	114.6	121.2
Profit commissions payable	29.6	53.0
Reinsurance balances payable	1.4	3.7
Deferred income taxes	24.3	26.6
Funds held by Company under reinsurance contracts	20.3	19.2
Unrealized losses on derivative financial instruments	6.2	12.7
Long-term debt	197.4	197.3
Liability for tax basis step-up adjustment	19.8	20.1
Payables for securities purchased	12.1	0.8
Other liabilities	24.9	35.8
Total liabilities	1,052.6	1,027.6

Shareholders’ equity
Common stock	0.7	0.7
Additional paid-in capital	855.3	882.0
Unearned stock grant compensation	—	(14.8)
Retained earnings	821.8	747.7
Accumulated other comprehensive income	5.0	45.8
Total shareholders’ equity	1,682.8	1,661.5

Total liabilities and shareholders’ equity	$2,735.4	$2,689.1

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its calculations of adjusted book value, PVP and net present value of estimated future installment premiums in force, and statements regarding ratings improvement and the growth of the direct business could be affected by many events.  These events include a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors and Media

Sabra Purtill, CFA
Managing Director, Investor Relations and Strategic Planning
212-408-6044
441-278-6665
spurtill@assuredguaranty.com

Christopher McNamee
Assistant Vice President, Investor Relations
212-261-5509
cmcnamee@assuredguaranty.com